The Bizfon Affiliate Partner Program
Interactive Operating Agreement

You must read and accept the terms of this agreement to continue.

This Agreement contains the complete terms and conditions that apply to an individual's or entity's participation as an Affiliate in the Affiliate Network of Bizfon, Inc., and the establishment of links from your World Wide Web site to our web site, "Bizfon.com." As used in this Agreement, "you" means (and "your" refers to) the applicant seeking to participate hereunder in the Affiliate Network as an Affiliate Site; and "we" means (and "us", "our", "bizfon.com" and "ours" refer to) Bizfon, Inc.. By submitting this application, you agree that (i) you have read this Agreement and understand all of its contents and (ii) if your affiliate network application is approved in accordance with this Agreement, you will be bound by all of the terms and conditions in this Agreement.

1. ENROLLMENT IN THE AFFILIATE NETWORK

    To begin the enrollment process, you will submit a complete Affiliate Partner Program application via our site. We will evaluate your application in good faith and will notify you of your acceptance or rejection in a timely manner. We may reject your application if we determine (in our sole discretion) that your site is unsuitable for the Affiliate Network for any reason, including, but not limited to, inclusion of content that is in any way unlawful, harmful, threatening, defamatory, obscene, harassing, or racially, ethnically, or otherwise objectionable, or that includes or promotes sexually explicit materials, violence, or discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age. If we reject your application, you are welcome to reapply to the Affiliate Network at any time. You should also note that if we accept your application and your site is thereafter determined (in our sole discretion) to be unsuitable for the Program, we may terminate this Agreement at any time with or without cause effective immediately upon notice to you.

2. PROMOTION OF AFFILIATE RELATIONSHIP

    As an Affiliate Site, we will make available to you (via bizfon.com's "affiliate" site) a variety of graphic and textual links (each of these links sometimes being referred to herein as "Links" or, individually, as a "Link"), which, subject to the terms and conditions hereof, you may display as often and in as many areas on your site as you desire. The Links will serve to identify your site as a member of our Affiliate Network and will establish a link from your site to ours. The Links must connect to our homepage at www.bizfon.com.
    Agreements Regarding Links: In utilizing the Links you agree that you will cooperate fully with us in order to establish and maintain such Links. For each selected graphic Link, you will display on your site a short description or reference to our Products and Services. You also agree that you will display in your site only those graphic or textual images (indicating a Link) that are provided by us, and you will substitute such images with any new images provided by us from time to time throughout the term of this Agreement. All Affiliate Sites shall display such graphic and/or textual images prominently in relevant sections of their site. All Links may be modified and/or expanded from time to time throughout the term of this Agreement pursuant to the mutual agreement of the parties hereto. Each Link connecting users of your site to the pertinent area of our site will in no way alter the look, feel, or functionality of our site.

3. RESPONSIBILITIES

    To permit accurate tracking, reporting, and referral fee accrual, we will provide you with special "tagged" link formats to be used in all links between your site and our site. You must ensure that each of the links between your site and our site properly utilizes such special link formats. Links to our site placed on your site pursuant to this Agreement and which properly utilize such special link formats are referred to as "Special Links." You will only earn referral fees with respect to activity on our site occurring directly through Special Links. We will not be liable to you with respect to any failure by you to use Special Links, including to the extent that such failure may result in any reduction of amounts which would otherwise be paid to you pursuant to this Agreement.
    We will be responsible for providing all information necessary to allow you to make appropriate Special Links from your site to our site. We will be solely responsible for processing every order placed by a customer following a Special Link from your site, for tracking the volume and amount of sales generated by your site, and for providing information to Affiliate Sites regarding sales statistics. We will be responsible for order entry, payment processing, shipping, cancellations, returns, and related customer service.

4. ORDER PROCESSING

    We will process Product and Service orders placed by customers who follow Special Links from your site to our site. We reserve the right to reject orders that do not comply with any requirements that we periodically may establish. We will be responsible for all aspects of order processing and fulfillment. Among other things, we will prepare order forms, process payments, cancellations, and returns, and handle customer service. We will track sales made to customers who purchase Products and Services using Special Links from your site to our site. We will also use reasonable efforts (using only the technologies we subscribe to that can be reasonably expected for tracking sales through the bizfon.com Affiliate Network) to track sales resulting from customers that fill out bizfon.com web site forms, request information from the bizfon.com web site, or provide contact information using bizfon.com web site forms who follow Special Links from your site to our site.
    You acknowledge that you shall not be a party to any transaction between any customer and us and all aspects of such orders including, but not limited to, purchase terms, payment terms, warranties, guarantees, maintenance, installation and delivery are solely between customer and us.

5. RETURNS OR CANCELLATIONS

    If a commission is sent to you and the Product or Services is subsequently returned by customer, the amount will be deducted from the next monthly payment due you or billed to you, as the case may be.

6. OTHER RESPONSIBILITIES AND OPPORTUNITIES OF AFFILIATE SITES

    If you qualify and agree to participate as an Affiliate Site, you shall display Links prominently throughout your site as you see fit and with our consent.
    As an Affiliate Site, you will be entitled to participate and promote on your site any sweepstakes, contests, and special promotions we may offer, and in connection therewith, we shall make such contests and promotions available to users of your site. In addition, you will be entitled to earn commissions as set forth in this Agreement.
    We have the right in our sole discretion to monitor your site at any time and from time to time to determine if you are in compliance with the terms of this Agreement

7. COMMISSION DETERMINATION

    Only bizfon.com Products and Services that are (i) sold by us, (ii) purchased by users linking to our site from your site pursuant to a Special Link ("Linked Users"), (iii) shipped by us, and (iv) for which we have received full payment will qualify for a commission (each, a "Qualifying Purchase"). Commission rates will be based on the aggregate amount actually paid to us for Qualifying Purchases of the bizfon.com Products and Services, excluding amounts collected by us for sales or use taxes, duties, shipping, handling, returns, insurance, and similar charges, and amounts due to credit card fraud, bad debt credits for returned goods, any uncollected accounts receivable and any other reasonable direct operating costs associated with the sale consistent with bizfon.com's accounting practices and in accordance with generally accepted accounting principles ("Net Sales"). All available Products and Services on our site will be included in the computation of Net Sales. The Commission Rate will be 6% of Net Sales for Qualifying Purchases of Products and Services. In addition, a 6% Commission Rate will be paid to you for subsequent Qualifying Purchases of Products and Services from the same customer, for a period not to exceed three (3) years, in accordance with the terms and conditions of this Agreement.
    For Products and Services sales to be eligible to earn a commission, the customer must follow a Special Link from your site to our site, register with bizfon.com, select and purchase the Products and Services using our automated ordering system, accept delivery of the Products and Services at the shipping destination, and remit full payment to us. Products and Services that are purchased by or through existing and future Agents, Resellers, Value Added Resellers, Franchises, Installers, Corporations with greater than fifty (50) employees, or any other Third Party Entity or Multi-Site Organization or other entities requiring special consideration will not be deemed a Qualifying Purchase regardless of original referral (Please contact us about our Agency program for these types of considerations).
    All Products and Services are subject to a forty (40) day "Qualifying Purchase Period" beginning at the time of installation (in order to uphold the bizfon.com thirty (30) day guarantee) after which time such purchases shall be deemed a "Qualifying Purchase" of bizfon.com Products and Services and then be commissionable to an Affiliate.

8. COMMISSION PAYMENT

    We will send a commission check for the applicable commission (less any taxes required to be withheld under applicable law) paid monthly (based on Section 7 above) on any Qualifying Purchase. Such commission checks will be sent approximately thirty-five (35) days after the end of each calendar month for which a commission was earned (subject to sections 5 and 7 above) during the term of this Agreement.
    You will only receive commission payments with respect to web site orders that are placed during the term of this Agreement and you expressly agree that no further commission payments will be due from bizfon.com for orders placed by registered customers after this Agreement has been terminated pursuant to Section 16 hereof.
    Commission payments earned through the date of expiration or cancellation of this Agreement will remain payable only if the purchased Products and Services are not returned or canceled. The final commission payment to you may be withheld for a period not to exceed ninety (90) days after termination or expiration of this Agreement.

9. REPORTS OF SALES

    You will be given a unique ID and password and have the ability to enter a password-protected site to receive your sales statistics on a daily basis. The form, content, and frequency of the reports may vary from time to time at our discretion.

10. POLICIES, PRICING, AND AVAILABILITY

    Customers who buy bizfon.com Products and Services through the Affiliate Network will be deemed to be customers of bizfon.com. Accordingly, all of our rules, policies, and operating procedures concerning customer orders, customer service, and bizfon.com Products and Services sales will apply to those customers. We may change our policies and operating procedures at any time. For example, we will determine the prices to be charged for bizfon.com Products and Services sold under the Affiliate Network in accordance with our own pricing policies. Prices and availability of bizfon.com Products and Services may vary from time to time. Because price changes may affect products and services that you already have listed on your site, you will be required to update information from time to time. We will use commercially reasonable efforts to present accurate information, but we cannot guarantee the availability or price of any particular product or service.
    The price charged for Products and Service sold under this program will be determined by bizfon.com according to our own pricing policies. Product and Service prices may vary from time to time, including price increases and special discounts offered by bizfon.com. Since Products and Services change frequently, bizfon.com will present the best information available regarding same. Bizfon cannot guarantee the availability or price of any particular Product or Service.

11. WEB SITE SERVICE INTERRRUPTION

    Bizfon.com will make every effort to keep its web site operational. However, certain technical difficulties may, from time to time, result in temporary service interruptions. You agree not to hold bizfon.com liable for any of the direct or indirect consequences of such interruptions.

12. PUBLICITY

    You shall not create, publish, distribute, or permit any written material that makes reference to us without first submitting such material to us and receiving our written consent, which we agree shall not be unreasonably withheld.

13. DUTY TO INFORM

    Each party shall promptly inform the other of any information related to this Agreement which could reasonably lead to a claim, demand, or liability of or against such party by any third party.

14. LICENSES AND USE OF THE BIZFON.COM LOGOS AND TRADEMARKS

    WE GRANT YOU A NON-EXCLUSIVE, NON-TRANSFERABLE, REVOCABLE RIGHT TO (i) ACCESS OUR SITE THROUGH THE LINKS SOLELY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND (ii) SOLELY IN CONNECTION WITH SUCH LINKS AND IN ACCORDANCE WITH OUR QUALITY CONTROL STANDARDS, TO USE THE BIZFON.COM TRADEMARK AND LOGO AND SIMILAR IDENTIFYING MATERIAL RELATING TO US (BUT ONLY IN THE FORM(S) AS THEY APPEAR ON OUR AFFILIATE SITE) (COLLECTIVELY, THE "LICENSED MATERIALS"), FOR THE SOLE PURPOSE OF LINKING YOUR SITE TO OUR SITE, WHERE YOUR USERS CAN PURCHASE BIZFON.COM PRODUCTS AND SERVICES. YOU MAY NOT ALTER, MODIFY, OR CHANGE THE LICENSED MATERIALS IN ANY WAY. YOU ARE ONLY ENTITLED TO USE THE LICENSED MATERIALS TO THE EXTENT THAT YOU ARE A MEMBER IN GOOD STANDING OF THE AFFILIATE NETWORK.
    You shall not make any specific use of any Licensed Materials for purposes other than selling bizfon.com Products and Services on your site for bizfon.com, without first submitting a sample of such to us and obtaining the prior written consent of your bizfon.com account executive, which consent shall not be unreasonably withheld. You agree not to use the Licensed Materials in any manner that is disparaging or that otherwise portrays us in a negative light. We reserve all of our rights in the Licensed Materials and of our other proprietary rights. We may revoke your license immediately at any time for any reason, by giving you written notice.
    You grant to us a non-exclusive license to utilize your names, titles, and logos as set forth on Exhibit A hereto, as the same may be amended from time to time (the "Affiliate Trademarks"), to advertise, market, promote, and publicize in any manner our rights hereunder; provided, however, that we shall not be required to so advertise, market, promote, or publicize. This license shall terminate upon the effective date of the expiration or termination of this Agreement.

15. OBLIGATIONS REGARDING YOUR SITE

    You will be solely responsible for the development, operation, and maintenance of your site and for all materials that appear on your site. Such responsibilities include, but are not limited to, the technical operation of your site and all related equipment; creating and posting product reviews, descriptions, and references on your site and linking those descriptions to our catalog; the accuracy and propriety of materials posted on your site (including, but not limited to, all bizfon.com Product and Service-related materials); and ensuring that materials posted on your site do not violate or infringe upon the rights of any third party and are not libelous or otherwise illegal.
    We disclaim all liability for all such matters. Further, you will indemnify and hold us harmless from all claims, damages, and expenses (including, without limitation, attorneys' fees) relating to the development, operation, maintenance, and contents of your site.
    You hereby agree that your site will not, in any way, copy or resemble the look and feel of our site nor will you create the impression that your site is our site or is a part of our site. You also hereby agree that your site will not contain any content of our site or any materials which are proprietary to us, except (i) with our prior written consent, or (ii) materials which are obtained by you via the bizfon.com "affiliate" site in accordance with the provisions hereof or the policies or instructions thereon. You further hereby agree that your domain name does not and will not contain the words "bizfon," "bizfon.com," "www.bizfon.com," "BizCare," "Biz," or any variation thereof.

16. TERM OF THE AGREEMENT

    The term of this Agreement will begin upon our acceptance of your Affiliate Network application and will end when terminated by either party. Either you or we may terminate this Agreement immediately at any time, with or without cause, by giving the other party written notice of termination. You are only eligible to earn commission on sales occurring during the term.

17. MODIFICATION

    We may modify any of the terms and conditions contained in this Agreement at any time in our sole discretion. You will be notified by email and a change notice will be posted on our site. Modifications may include, but are not limited to, changes in the scope of available commissions, commission schedules, payment procedures, and Affiliate Network rules. If any modification is unacceptable to you, your only recourse is to terminate this Agreement. Your continued participation in the Affiliate Network following our posting of a change notice or new agreement on our site will constitute binding acceptance of the change.

18. RELATIONSHIP OF PARTIES

    You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on your site or otherwise, that reasonably would contradict anything in this Section.

19. DISCLAIMERS

    WE MAKE NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE AFFILIATE NETWORK OR ANY BIZFON.COM PRODUCTS AND SERVICES SOLD THROUGH THE AFFILIATE NETWORK (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS, MERCHANTABILITY, NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, DEALING, OR TRADE USAGE). IN ADDITION, WE MAKE NO REPRESENTATION THAT THE OPERATION OF OUR SITE WILL BE UNINTERRUPTED OR ERROR FREE, AND WE WILL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS.

20. REPRESENTATIONS AND WARRANTIES

20.1 You hereby represent and warrant to us as follows:

  This Agreement has been duly and validly executed and delivered by you and constitutes your legal, valid, and binding obligation, enforceable against you in accordance with its terms.
  The execution, delivery, and performance by you of this Agreement and the consummation by you of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time, or both, conflict with or violate (i) any provision of law, rule, or regulation to which you are subject, (ii) any order, judgment, or decree applicable to you or binding upon your assets or properties, (iii) any provision of your by-laws or certificate of incorporation, or (iv) any agreement or other instrument applicable to you or binding upon your assets or properties.
  You are the sole and exclusive owner of the Affiliate Trademarks and have the right and power to grant to us the license to use your trademarks in the manner contemplated herein, and such grant does not and will not (i) breach, conflict with, or constitute a default under any agreement or other instrument applicable to you or binding upon your assets or properties, or (ii) infringe upon any trademark, trade name, service mark, copyright, or other proprietary right of any other person or entity.
  No consent, approval, or authorization of, or exemption by, or filing with, any governmental authority or any third party is required to be obtained or made by you in connection with the execution, delivery, and performance of this Agreement or the taking by you of any other action contemplated hereby.
  There is no pending or, to the best of your knowledge, threatened claim, action, or proceeding against you, or any affiliate of yours, with respect to the execution, delivery, or consummation of this Agreement, or with respect to your trademarks, and, to the best of your knowledge, there is no basis for any such claim, action, or proceeding.
  You are an adult of at least 18 years of age and legally able to consummate this Agreement.

21. CONFIDENTIALITY

    Except as otherwise provided in this Agreement or with the consent of the other party hereto, each of the parties hereto agrees that all information including, without limitation, the terms of this Agreement, business and financial information, customer and vendor lists, and pricing and sales information, concerning us or you, respectively, or any of our Affiliates provided by or on behalf of any of them shall remain strictly confidential and secret and shall not be utilized, directly or indirectly, by the receiving party for its own business purposes or for any other purpose except and solely to the extent that any such information is generally known or available to the public through a source or sources other than the receiving party or its affiliates. Notwithstanding the foregoing, each party is hereby authorized to deliver a copy of any such information (a) to any person pursuant to a subpoena issued by any court or administrative agency, (b) to its accountants or attorneys on a confidential basis, and (c) otherwise as required by applicable law, rule, regulation, or legal process including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

22. LIMITATION OF LIABILITY

    WE WILL NOT BE LIABLE FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE, PROFITS, OR DATA, ARISING IN CONNECTION WITH THIS AGREEMENT OR THE AFFILIATE NETWORK, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, OUR AGGREGATE LIABILITY ARISING WITH RESPECT TO THIS AGREEMENT AND THE AFFILIATE NETWORK WILL NOT EXCEED THE TOTAL COMMISSIONS PAID OR PAYABLE TO YOU UNDER THIS AGREEMENT.

23. INDEMNIFICATION

    You hereby agree to indemnify and hold harmless us and our subsidiaries and affiliates, and their directors, officers, employees, agents, shareholders, partners, members, and other owners, against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs, and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) any claim that our use of the Affiliate Trademarks infringes on any trademark, trade name, service mark, copyright, license, intellectual property, or other proprietary right of any third party, (ii) any misrepresentation of a representation or warranty or breach of a covenant and agreement made by you herein, or (iii) any claim related to your site, including, without limitation, content therein not attributable to us.

24. INDEPENDENT INVESTIGATION

    YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU UNDERSTAND THAT WE MAY AT ANY TIME (DIRECTLY OR INDIRECTLY) SOLICIT CUSTOMER REFERRALS ON TERMS THAT MAY DIFFER FROM THOSE CONTAINED IN THIS AGREEMENT OR OPERATE WEB SITES THAT ARE SIMILAR TO OR COMPETE WITH YOUR WEB SITE. YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE AFFILIATE NETWORK AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

25. GOVERNING LAW

    This Agreement will be governed by the laws of the United States and the State of New Hampshire, without reference to rules governing choice of laws. Any action relating to this Agreement must be brought in the federal or state courts located in New Hampshire, and you irrevocably consent to the jurisdiction of such courts. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such a provision or any other provision of this Agreement.